Exhibit 10.15
Director Compensation Summary
     Each director of PNGS GP LLC who is not an employee of Plains All American GP LLC is reimbursed for any travel, lodging and other out-of-pocket expenses related to meeting attendance or otherwise related to service on the board (including, without limitation, reimbursement for continuing education expenses). Each non-employee director is paid an annual retainer fee of $40,000. Messrs. Armstrong, Pefanis, Swanson and Liollio are otherwise compensated for their services as employees and therefore receive no separate compensation for their services as directors. In addition to the annual retainer, the chairman of the audit committee receives $25,000 annually, and the other members of the audit committee receive $15,000 annually, in each case, in addition to the annual retainer. During 2010, Mr. Burk served as chairman of the audit committee.
     Our non-employee directors receive LTIP awards as part of their compensation. The LTIP awards vest annually in 25% increments over a four-year period and have an automatic re-grant feature such that as they vest, an equivalent amount is granted. The awards have associated distribution equivalent rights that are payable quarterly.
     All LTIP awards held by a director vest in full upon the next following distribution date after the death or disability (as determined in good faith by the board) of the director. The awards also vest in full if such director (i) retires (no longer with full-time employment and no longer serving as an officer or director of any public company) or (ii) is removed from the board of directors or is not reelected to the board of directors, unless such removal or failure to reelect is for “good cause,” as defined in the letter granting the units.
     Each director will be indemnified for his actions associated with being a director to the fullest extent permitted under Delaware law.